UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2010

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Late in the third quarter ending September 30, 2010, RealNetworks, Inc. ("Real" or the "Company") received a cash payment of approximately $30 million as the result of a refund of federal taxes the Company previously paid. Real received the refund following an Internal Revenue Service examination covering the periods from 2005 through 2007. The refund related primarily to allowed deductions and taxes on foreign sales associated with the Company’s 2005 settlement of its legal disputes with Microsoft Corporation. For the quarter ending September 30, 2010, the Company will record the cash proceeds from the refund as an income tax benefit in its statement of operations. The Company expects income tax benefits in the quarter ending September 30, 2010, will reflect additional amounts related to the examination, including the reversal of contingent tax reserves.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS: This report contains forward-looking statements that involve risks and uncertainties, including statements regarding the reporting of the cash proceeds and income tax benefit in the quarter ending September 30, 2010 relating to the tax refund from the Internal Revenue Service. Actual results may differ materially from the results predicted. More information about risk factors that could affect Real’s business and financial results are included in Real’s reports filed with the Securities and Exchange Commission including, but not limited to, its annual report on Form 10-K for the fiscal year ended December 31, 2009, and its quarterly reports on Form 10-Q. All forward looking statements include the assumptions that underlie such statements and are based on management’s estimates, projections and assumptions as of the date hereof. Real assumes no obligation to update any such forward looking statements or information.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

September 30, 2010	By:	Michael Eggers

Name: Michael Eggers
Title: Senior Vice President, Chief Financial Officer and Treasurer